Exhibit 3.62

LIMITED LIABILITY COMPANY AGREEMENT
OF
BARRINGTON MARQUETTE LICENSE LLC

This Limited Liability Company Agreement (this “Agreement”) of BARRINGTON MARQUETTE LICENSE LLC, a Delaware limited liability company (the “Company”), is made and entered into as of the 3rd day of May 2006, by BARRINGTON MARQUETTE LLC, a Delaware limited liability company, as the sole member (the “Member”) of the Company and BARRINGTON BROADCASTING GROUP LLC, a Delaware limited liability company, as the manager (the “Manager”) of the Company.

The Member, by execution of this Agreement and the filing of the Certificate of Formation with the Delaware Secretary of State, hereby forms a limited liability company pursuant to, and in accordance with, the terms of this Agreement and the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”), and hereby agrees as follows:

Section 1.               Name.

The name of the limited liability company is Barrington Marquette License LLC, or such other name as may hereafter be determined by the Member.

Section 2.               Principal Business Office.

The principal business office of the Company and the Member shall be located at 177 U.S. Highway 41 East, Negaunee, Michigan 49866, or such other location as may hereafter be determined by the Manager.

Section 3.               Registered Office/Registered Agent.

The registered office of the Company shall be located at c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, or such other location as may hereafter be determined by the Manager. The registered agent of the Company for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

Section 4.               Mailing Address of the Manager.

The mailing address of the Manager is: 2500 W. Higgins Road, Suite 880, Hoffman Estates, IL  60195.

Section 5.               Certificates.

Keith M. Wixson (the “Organizer”) is hereby designated as an “authorized person” within the meaning of the Act, and (i) is authorized to obtain all necessary tax identification numbers for the Company and (ii) has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon completing the foregoing, his powers as an “authorized person” will cease, and the Manager thereupon will become the designated “authorized person” and shall continue as a designated “authorized person” within the meaning of the Act. The Organizer shall be indemnified by the Company and the Member from and against any expense or liability incurred by the Organizer by reason of having been the Organizer.

The existence of the Company as a separate legal entity shall continue until cancellation of the Company’s certificate of formation as provided in the Act.

Section 6.               Purposes.

The purposes of the Company are to engage in any lawful act or activity and to exercise any powers permitted to limited liability companies organized under the laws of the State of Delaware or that are related or incidental to or necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

Section 7.               Powers.

The Company, and the Manager on behalf of the Company, shall have and exercise (i) all powers necessary, convenient or incidental to accomplish the purposes of the Company as set forth in Section 6 and (ii) all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 8.               Member

Barrington Marquette LLC, a Delaware limited liability company, is hereby admitted as the initial member of the Company. The term member shall also include any person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

Section 9.               Management.

(a)           The authority to manage and make all decisions in respect of the business and affairs of the Company shall be vested solely in the Manager, who shall exercise such authority in its sole discretion, and who shall have the power, acting individually without the consent of the Member, to bind the Company with respect to third parties. Except as required by the Act or as provided for in this Agreement, the Member will not take part in or interfere in any manner with the conduct or control of the business of the Company or have any right or authority to act for or bind the Company.

(b)           Except as required by the Act or as provided for in this Agreement, the Manager shall have all of the powers of the Company, including, without limitation, the full power and authority to make any decision, take any action or approve any matter on behalf of the Company, without the necessity of obtaining the consent of the Member.

(c)           The Manager shall serve until the earlier of the resignation or voluntary disassociation of such Manager from the Company.

(d)           The Manager shall be appointed by the Member from time to time as required by this Agreement. The Member hereby appoints Barrington Broadcasting Group LLC, a Delaware limited liability Company, as the initial Manager. The term Manager shall include any person appointed as an additional manager of the Company or a substitute manager of the Company pursuant to the provisions hereof.

Section 10.             Officers.

(a)           Officers. The Manager may appoint Officers of the Company, which Officers may consist of a Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and a Secretary. The Manager may also choose a Treasurer and one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. Any number of offices may be held by the same person. The Manager may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Manager. The Officers of the Company shall hold office until their successors are chosen and qualified. Any Officer may be removed at any time, with or without cause, by the Manager. Any vacancy occurring in any office of the Company shall be filled by the Manager. The initial Officers of the Company are listed on Exhibit A attached hereto.

(b)           Chief Executive Officer. The Chief Executive Officer shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Manager are carried into effect. The Chief Executive Officer or any other Officer authorized by the Chief Executive Officer or the Manager shall execute all bonds, mortgages and other contracts, except:  (i) where required or permitted by law or this Agreement to be otherwise signed and executed or (ii) where such execution shall be expressly delegated by the Manager to some other Officer or agent of the Company.

(c)           Chief Operating Officer. The Chief Operating Officer shall be responsible for managing the day to day operations of the Company and shall see to it that all orders of the Chief Executive Officer are carried into effect.

(d)           Chief Financial Officer. The Chief Financial Officer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Manager. The Chief Financial Officer shall disburse the funds of the Company as may be ordered by the Manager, taking proper vouchers for such disbursements, and shall render to the Chief Executive Officer and to the Manager when the Manager so requires, an account of all of the Chief Financial Officer’s transactions and of the financial condition of the Company.

(e)           Treasurer. The Treasurer and any Assistant Treasurer shall assist the Chief Financial Officer and exercise such powers and perform such duties as shall be determined from time to time by the Chief Executive Officer and Chief Operating Officer.

(f)            Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company and shall perform such other duties as may be prescribed by the Manager or the Chief Executive Officer and Chief Operating Officer, under whose supervision the Secretary shall serve. Any Assistant Secretary shall assist the Secretary and exercise such powers and perform such duties as shall be determined from time to time by the Chief Executive Officer.

(g)           Vice President. Any Vice President shall exercise such powers and perform such duties as shall be determined from time to time by the Manager.

(h)           Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9, the actions of the Officers taken in accordance with such powers shall bind the Company.

(i)            Employer Identification and Withholding. The Officers of the Company shall take all actions deemed necessary or advisable to secure federal and state employer identification numbers and to cause the Company to comply with all laws regulating payroll reporting, withholding and taxes.

(j)            Books and Records; Expenses. The Officers of the Company shall procure the proper books, including a minute book, and books of account required by the statutes of the State of Delaware, or necessary or appropriate to the business of the Company, and shall also pay all charges and expenses incident to or arising out of the formation and organization of the Company and the commencement of its business and to reimburse any person who has made any disbursements thereof.

(k)           Tax Returns. The Officers of the Company shall execute on behalf of the Company any and all tax returns, return extension requests, tax settlements and compromises and any and all tax forms, documents and instruments that relate to the tax affairs of the Company.

(l)            Banking Resolutions. The Company hereby adopts, and the Officers of the Company shall execute, any standard form of resolution required by any banking institution relating to financial services provided by such banking institution to the Company; and the Secretary is authorized to certify the adoption of any such resolution and is directed to record any resolutions so certified in the Company’s minute book.

(m)          Qualification to do Business. For the purpose of authorizing the Company to do business in any state, territory or dependency of the United States or any foreign country in which it is necessary or expedient for the Company to transact business, the Officers of the Company are authorized to appoint and substitute all necessary agents or attorneys for service of process, to designate and change the location of all necessary statutory offices, to obtain, make and file all necessary certificates, reports, licenses, permits, powers of attorney and other instruments, and to take any other action as may be required by the laws of such state, territory, dependency or country or as is otherwise necessary or expedient to authorize the Company to transact business therein, and whenever it is necessary or expedient for the Company to cease doing business therein and withdraw therefrom, to revoke any appointment of agent or attorney for service of process, to file such certificates, reports, revocations of appointment or surrenders of authority as may be necessary to terminate the authority of the Company to do business in any such jurisdiction, and to take any other action necessary or expedient to effectuate such cessation of business and withdrawal.

Section 11.             Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

Section 12.             Capital Contributions.

Concurrently with the execution of this Agreement, the Member shall make an initial capital contribution of $100.00 to the Company in exchange for the issuance of 1 (one) limited liability company unit. All limited liability company units issued by the Company shall be certificated in a form approved by the Manager and pursuant to Section 29. The Member may, but is not required to, make additional or subsequent capital contributions.

Section 13.             Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 14.             Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Manager. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 15.             Other Business.

The Member and any affiliate of the Member may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 16.             Exculpation and Indemnification.

(a)           None of the Member, the Manager, the Organizer, the Officers any Authorized Person or any of their respective officers, members, shareholders, partners, employees, representatives, agents or affiliates (collectively, the “Covered Persons”) shall, to the fullest extent permitted by law, be liable to the Company or any other person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the

Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or breach of the implied covenant of good faith and fair dealing created by the Act.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence, willful misconduct breach of the implied covenant of good faith and fair dealing created by the Act, with respect to such acts or omissions; provided, however, that any indemnity under this Section 16 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 16.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f)            If any Covered Person becomes involved in any capacity in any action, proceeding or investigation in connection with this Agreement or the Company’s business or affairs, whether or not pending or threatened and whether or not any Covered Person is a party thereto, the Company will pay such reasonable legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, that, such

Covered Person shall provide the Company with an undertaking to promptly repay to the Company the amount of any such reimbursed expenses paid to him, her or it to the extent that it shall ultimately be determined that such Covered Person is not entitled to be indemnified by the Company in connection with such action, proceeding or investigation. If for any reason (other than by reason of the exclusions from indemnification hereinabove set forth) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold him harmless, then the Company shall contribute to the amount paid or payable by such Covered Person as a result of such loss, damage or claim in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and by such Covered Person on the other hand or, if such allocation is not permitted by applicable law, to reflect not only the relative benefits referred to above but also any other relevant equitable considerations.

(g)           The foregoing provisions of this Section 16 shall survive any termination of this Agreement.

Section 17.             Assignments.

The Member may assign, in whole or in part, its limited liability company interest in the Company. If the Member transfers all of its interest in the Company pursuant to this Section 17, the transferee shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement. Such admission shall be deemed effective immediately prior to the transfer, and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 18.             Admission of Additional Members.

One or more additional members may be admitted to the Company with the written consent of the Member.

Section 19.             Dissolution.

(a)  The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Member, (ii) the bankruptcy, dissolution or withdrawal of the Member or (iii) the entry of decree of judicial dissolution under the Act.

(b)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in the Act.

Section 20.             Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 21.             Entire Agreement.

This Agreement constitutes the entire agreement with respect to the subject matter hereof and supercedes all prior agreements with respect to the subject matter hereof.

Section 22.             Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member and Manager agree that this Agreement constitutes a legal, valid and binding agreement of the Member and Manager, and is enforceable against the Member and Manager in accordance with its terms.

Section 23.             Governing Law.

This Agreement shall be governed exclusively by and construed under the internal laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 24.             Amendments.

This Agreement may not be modified, altered, supplemented or amended except pursuant to a written agreement executed by the Member.

Section 25.             Seal. The manual seal of the Company is circular in form and contains the following wording:  BARRINGTON MARQUETTE LICENSE LLC, LIMITED LIABILITY COMPANY, DELAWARE 2006.

Section 26.             Fiscal Year. The fiscal year of the Company shall be the calendar year.

Section 27.             Rules of Construction.

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

Section 28.             Limited Liability Company Units.

The Company hereby irrevocably elects that all limited liability company units issued by the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing membership interests in the Company shall bear the following legend:  “This certificate evidences an interest in BARRINGTON MARQUETTE LICENSE LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, each other applicable jurisdiction.”

This provision shall not be amended, and any purported amendment to this provision, shall not take effect until all outstanding certificates have been surrendered for cancellation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first set forth above.

MEMBER:

BARRINGTON MARQUETTE LLC

By:	/s/ Paul McNicol
Name: Paul McNicol
Title: Secretary

MANAGER:

BARRINGTON BROADCASTING GROUP LLC

By:	/s/ Paul McNicol
Name: Paul McNicol
Title: Secretary

Exhibit A

INITIAL OFFICERS

NAME	OFFICE

K. James Yager	Chief Executive Officer

Chris Cornelius	Chief Operating Officer

Warren Spector	Chief Financial Officer

Paul M. McNicol	Secretary